Exhibit 10.1

April 12, 2021

Garrett Winslow

[Address]

Dear Garrett,

Congratulations! Galecto, Inc. (“Galecto” or the “Company”) is very pleased to offer you employment with the following initial terms:

Position

Your position will be the position of General Counsel, initially reporting to Hans Schambye, effective April 26, 2021 (the “Start Date”). Your position currently is based in Boston, Massachusetts. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activities of any kind, whether full-time or part time, that conflict, compete or interfere with your duties to the Company.

Compensation

Your annualized salary will be $350,000 payable on a semi-monthly or other basis in accordance with Galecto's normal payroll policies and procedures. This is an exempt position, which means you are paid on a salary basis for the job you perform, not by the hour, and that you are not eligible for overtime.

You shall be eligible to receive, for each full calendar year (or, if different, each full fiscal year) occurring during your employment with Galecto, an annual bonus of up to 30% of your annual base salary, whether pursuant to a formal bonus or incentive plan or program of Galecto or otherwise, as determined by Galecto’s Board of Directors or a committee thereof (the “Board”) in its discretion. Such bonus, if any, will be assessed and approved by the Board in its sole discretion and will be based on such objectives as the Board determines, which may include individual and/or corporate performance objectives as developed and determined by the Board in its sole discretion. To earn any bonus, you must be employed Galecto on the date the bonus is paid. For the first fiscal year, such bonus, if any, will be prorated based on your start date.

Your salary and any bonus will be subject to customary federal and state taxes and other withholdings.

In addition, we will recommend to the Board that you be granted stock options to purchase 120,000 shares, subject to the approval of the Board (in its discretion) and subject to the terms of the Equity Documents (defined below). Such options will have an exercise price equal to the fair market value of our common stock as determined by the

Board on the date of grant and the following vesting schedule subject to your continuing employment with Galecto on each applicable vesting date: 25% upon the one-year anniversary, then 1/48 vesting monthly thereafter over the remaining 36 months. Your

Exhibit 10.1

entitlement to any stock options is conditioned upon your signing of the form of stock option agreement provided by the Company and is subject to the Company’s equity plan (collectively, the “Equity Documents”). Except as set forth in the section titled

“Termination Benefits,” if this letter conflicts with the Equity Documents, the Equity Documents shall control.

Employee Benefits

You may participate in any and all benefit programs that Galecto establishes and generally makes available to all of its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. The benefit programs made available by Galecto, and the rules, terms and conditions for participation in such benefit plans, may be changed by Galecto at any time without advance notice. You will be eligible for vacation under Galecto’s vacation policy in effect from time to time.

Galecto reserves the right to change the terms or cancel its compensation and benefits programs at any time.

You will be entitled to receive reimbursement for all reasonable and documented expenses incurred by you in performing services, subject to any Company expense reimbursement policy in effect from time to time. If you are an executive officer, you will be provided the Company’s form of indemnification agreement, subject to the Company’s discretion.

Termination Benefits

In the event your employment is terminated by Galecto without Cause (as defined below) or by you for Good Reason (as defined below), and subject to your execution and nonrevocation, within the time period required by the Separation Agreement but in no event later than 60 days after the last day of your employment by Galecto (the “Termination Date”), of a separation and release agreement in the form provided by the Company (the “Separation Agreement”), then (i) the Company shall, during the Severance Period (as defined below), continue to pay you as severance pay your base salary rate as in effect on the last day of your employment with the Company (the “Date of Termination,” and such pay, the “Severance Pay”) and (ii) the Company shall pay the premiums for you and the covered members of your family to participate in continuation health coverage under the COBRA law (“COBRA”) (less such amount as you would have paid in premiums during a comparable period of employment with the Company, with such premiums measured as of the Date of Termination, and which premiums you agree may be deducted from your Severance Pay) for the shortest of (i) the Severance Period (ii) the period for which you elect and are eligible for such coverage and (iii) period until the date you become eligible for group health coverage from a subsequent employer. In addition, notwithstanding anything to the contrary in the Equity Documents, if your employment is terminated by Galecto without Cause or by you for Good Reason, Galecto will accelerate the vesting of all equity awards subject to time based vesting issued by Galecto and held by you as of your termination date (the “Time-Based Equity Awards”).

Exhibit 10.1

Any termination or forfeiture of the unvested portion of the Time-Based Equity Awards that would otherwise occur on the Termination Date under the Equity Documents in the absence of this Agreement will be delayed until the Separation Agreement becomes effective. If the Separation Agreement does not become effective within the time period required by the Separation Agreement, such termination or forfeiture will occur, consistent with the Equity Documents.

“Cause” shall mean (a) a good faith finding by the Company that (i) you have failed to perform your assigned duties for the Company and have failed to remedy such failure within 10 days following written notice from the Company notifying you of such failure,

(ii) you have engaged in dishonesty, gross negligence or misconduct or (iii) you have breached this letter agreement, the Restrictive Covenant Agreement or any other agreements to which you are a party with the Company or any policies or procedures of the Company, or (b) your conviction of, or your entry of a pleading of guilty or nolo contendere to, any crime involving moral turpitude or any felony.

“Good Reason” shall mean (i) any material reduction by the Company of the your base salary or target bonus as initially set forth herein or as the same may be increased from time to time; (ii) any material diminution in your duties, title, responsibilities or authority; or (iii) a requirement that you relocate to a principal place of employment more than seventy-five (75) miles from Boston, Massachusetts.

“Severance Period” shall mean the period beginning on Galecto’s first regular payroll cycle following the effective date of the Separation Agreement and ending on the date nine (9) months thereafter.

The Severance Pay payments shall commence within 60 days after the Date of Termination and shall be made on the Company’s regular payroll dates; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Pay payments shall begin to be paid in the second calendar year. In the event you miss a regular payroll period between the Date of Termination and first Severance Pay payment date, the first Severance Pay payment shall include a “catch up” payment. Notwithstanding the foregoing, in the event you are entitled to any payments pursuant to the Restrictive Covenants Agreement (as defined below) (including without limitation Garden Leave Pay as defined therein), the Severance Pay payments to be paid to you in any calendar year will be reduced by the amount that you are paid in the same such calendar year pursuant to the Restrictive Covenants Agreement. The Severance Pay and benefits provided hereunder will be subject to all applicable taxes and withholdings and will be payable in installments in accordance with the Company’s then-regular payroll practices.

For the avoidance of doubt, in the event your employment is terminated by the Company for Cause, by you for any reason other than Good Reason, or due to your death or disability (the latter as determined by the Company in good faith), you will not be entitled to the Severance Benefits.

Exhibit 10.1

Employment Relationship

Your employment will be “at-will.” This means that you or Galecto may terminate the employment relationship at any time, for any reason or no reason, with or without cause and with or without prior notice. Likewise, the terms and conditions of your employment, including without limitation your compensation, benefits and job duties, are subject to change by the Company in its sole discretion. In connection with the termination of your employment for any reason, you agree to resign from any officer position or other position you have with the Company or any Company affiliate, effective as of the last day of your employment with the Company, and execute any document reasonably requested by the Company to effectuate such resignation(s).

Employment Contingency

This offer of employment and/or your employment by Galecto is contingent upon:

•
Successful completion of a background and reference checks prior to your date of hire
•
Submitting proof of your identity and work authorization within three days of your date of hire, in conformance with I-9 requirements
•
Execution of Galecto’s form of restrictive covenant agreement (the “Restrictive Covenant Agreement”) on or prior to your Start Date.
•
Certification of receipt and understanding of Galecto’s Code of Business Conduct and Ethics, Insider Trading Policy and other company policies upon date of hire

By signing this offer letter, you represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing (or that purports to prevent) you from entering into employment with Galecto or carrying out your responsibilities for Galecto, or which is in any way inconsistent with the terms of this letter. You agree not to disclose or use any confidential information of any former employer and that you will respect any other restrictive covenant obligation you have to any former employer or other third party. You agree to disclose to the Company prior to the Start Date any confidentiality or restrictive covenant agreement you have to any prior employer.

Policies and Procedures

You will be required to abide by and agree to all Galecto policies and procedures, including as set forth in any applicable employee handbook and accompanying policies.

Other Terms

This letter sets forth the complete offer we are extending to you, and supersedes and replaces any prior inconsistent statements or discussions. In entering into this Agreement, you agree that you are not relying on any promises or representations of the Company or any Company affiliate, expect as are expressly contained herein. This letter may be changed only by a subsequent written agreement signed by you and the Chief Executive Officer or Chairperson of the Board. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and (in the Company’s case only) assigns.

Except as may otherwise be expressly provided in the Restrictive Covenant Agreement or the Equity Documents, (i) the terms of this Agreement and the resolution of any disputes

Exhibit 10.1

as to the meaning, effect, performance or validity of this Agreement or arising out of,

related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by the law of the State of Massachusetts (the “State”), excluding laws relating to conflicts or choice of law; and (ii) you and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the State in connection with any Dispute or any claim related to any Dispute.

We are thrilled to have you join the Galecto team! We hope this will be a mutually rewarding professional relationship. If the terms of this offer are acceptable to you, please sign in the space provided below indicating your agreement to the provisions of this offer of employment.

Sincerely,

/s/ Hans Schambye

Hans Schambye

Chief Executive Officer

Acceptance:

I have read the terms of this offer of employment from Galecto, Inc. and I accept and agree to them.

/s/ Garrett Winslow

Garrett Winslow Date April 12, 2021

Offer Expiration Date: April 9, 2021 ENC: Restrictive Covenant Agreement

April 12, 2021

Re: Addendum to Offer Letter re: Background Checks Dear Garrett,

As part of the pre-employment process at Galecto, Inc., we require a standard background check be completed prior to commencement of employment for all external candidates. The background check includes education verification, past employment verification, a basic criminal background check, and confirmation that the candidate is not associated with governmental/industry-related debarment lists.

As a result of the current COVID-19 crisis many government bodies, businesses and institutions are working at limited capacity, which has caused delays in response times to many background check inquiries, and that has delayed our ability to secure completed background checks in a timely manner. This means your background check may take longer than usual to complete, and in some cases may not be cleared until after your agreed- upon start date. Due to the extenuating and unprecedented circumstances, we are modifying our policy and will review and consider permitting commencement of employment prior to a completed and cleared background check. However to do so we require you to acknowledge, by signing below, that you understand that should you commence employment prior to a completed and cleared background check, your continued employment remains contingent upon a completed and cleared background check. By signing below, you acknowledge and understand these statements.

Sincerely,

/s/ Hans Schambye

Hans Schambye

Chief Executive Officer

Acknowledged and agreed:

/s/ Garrett Winslow

Garrett Winslow Date April 12, 2021

EXHIBIT A

PAYMENTS SUBJECT TO SECTION 409A

Subject to the provisions in this Exhibit A, any severance payments or benefits under this letter shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after date of the termination of his employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to you under this letter:

(i)
It is intended that each installment of the severance payments and benefits provided under this letter shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
(ii)
If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this letter.
(iii)
If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:
(a)
Each installment of the severance payments and benefits due under this letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this letter, the “Short- Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of the Employee’s tax year in which the separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which the separation from service occurs; and
(b)
Each installment of the severance payments and benefits due under this letter that is not described in subsection (i) of this Exhibit A and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

(iv)
The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this paragraph, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.
(v)
All reimbursements and in-kind benefits provided under this letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.